Exhibit 99.1

May 10, 2017

TransEnterix, Inc. Reports Operating Results for the First Quarter 2017

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE MKT:TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the first quarter of 2017.

Recent Highlights
-On February 23, 2017, the Company sold a Senhance Surgical Robotic System to St. Marien-Krankenhaus Siegen, a large multi-specialty hospital, establishing the hospital’s robotic surgical program

-In April 2017, the Company submitted its 510(k) application for the Senhance Surgical Robotic System to FDA

-The Company established its fourth European Clinical Leadership site in Hamburg, Germany

-On April 28, 2017, the Company raised approximately $23.2 million through an equity financing

-On May 10, 2017, the Company refinanced its debt, securing up to $17.0 million in debt financing

-As a net result of the combined financings, the Company expects to be able to fund its operations into the second quarter of 2018

“We are very pleased with the progress we have made thus far in 2017, including the submission of our Senhance 510(k) application” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We will continue to build upon the strong foundation we’ve established to drive growth in Europe, and continue to expect FDA clearance for the Senhance in 2017.”

Clinical Update
In April, the Company established its fourth European Clinical Leadership Site at the University of Hamburg-Eppendorf, in Hamburg, Germany. The Company now has seven Senhance systems installed between France, Germany, Italy and the United Kingdom. Within these seven hospitals, 18 surgeons are trained and performing surgery across gynecology, colorectal, general surgery, urology and thoracic specialties.

Financial Highlights
For the three months ended March 31, 2017, the Company reported revenue of $1.9 million, primarily related to the sale of one Senhance during the quarter.

For the three months ended March 31, 2017, total operating expenses were $16.5 million, as compared to $15.0 million in the three months ended March 31, 2016.

For the three months ended March 31, 2017, net loss was $15.4 million, or $(0.13) per share, as compared to $12.9 million, or $(0.12) per share, in the three months ended March 31, 2016.

On April 28, 2017, the Company announced the pricing of a public offering of common stock and warrants. Initial proceeds from the deal were approximately $23.2 million, net of fees and expenses.

On May 10, 2017, the Company entered into a loan and security agreement with Innovatus pursuant to which Innovatus has agreed to make certain term loans in the aggregate principal amount of up to $17.0 million, with the funding of the first $14.0 million tranche expected to occur upon satisfaction of customary funding conditions. The Company will be eligible to draw on the second tranche of $3,000,000 upon achievement of certain milestones, including clearance for commercialization of Senhance by the U.S. Food and Drug Administration (“Senhance Clearance”). The Company is entitled to make interest-only payments for twenty-four months so long as it meets certain milestones, including Senhance Clearance by May 30, 2018. The loans will mature on the earlier of (i) the fourth anniversary of the initial funding date or (ii) twenty-four (24) months following the failure to achieve such interest-only milestones. This loan and security agreement includes customary warrant coverage and is secured by all of the Company’s, and its domestic and material foreign subsidiaries’, assets. The Company fully repaid its term loans with Silicon Valley Bank and Oxford Finance LLC on May 10, 2017. Proceeds will be used for general corporate and working capital purposes.

The Company had cash, cash equivalents and restricted cash of approximately $23.5 million as of March 31, 2017. As a net result of the recent equity and debt financings, the Company expects to be able to fund its operations into the second quarter of 2018.

Conference Call
TransEnterix, Inc. will host a conference call on Wednesday, May 10, 2017 at 4:30 PM ET to discuss its first quarter 2017 operating and financial results. To listen to the conference call on your telephone, please dial (888) 352-6793 for domestic callers or (719) 457-2615 for international callers and reference TransEnterix Call approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The Company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The Company also developed the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System has been granted a CE Mark but is not currently available for sale in the United States. For more information, visit the TransEnterix website at www.transenterix.com.

Forward-Looking Statements
This press release includes statements relating to our first quarter 2017 results, the Senhance™ Surgical Robotic System and our current regulatory and commercialization plans for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether the FDA will provide regulatory clearance on our Senhance 510(k) submission in 2017, whether our commercialization plans and the development of our pipeline will be successful, and whether existing cash, cash equivalents and restricted cash will fund operations into the second quarter of 2018. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on March 6, 2017, and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenue	$1,946	$—
Cost of revenue	$1,334	—

Gross profit	612	—

Operating Expenses
Research and development	6,855	8,385
Sales and marketing	3,723	1,683
General and administrative	3,049	2,239
Amortization of intangible assets	1,636	1,817
Change in fair value of contingent consideration	1,227	856
Total Operating Expenses	16,490	14,980

Operating Loss	(15,878)	(14,980)

Other Expense
Interest expense, net	(334)	(578)
Other income	(60)	—

Total Other Expense, net	(394)	(578)

Loss before income taxes	$(16,272)	$(15,558)
Income tax benefit	858	2,645

Net loss	$(15,414)	$(12,913)

Other comprehensive gain
Foreign currency translation loss	1,133	3,796

Comprehensive loss	$(14,281)	$(9,117)

Net loss per share — basic and diluted	$(0.13)	$(0.12)

Weighted average common shares outstanding — basic and diluted	121,660	104,260

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	March 31,		December 31,
	2017		2016
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$	13,086	$	24,165
Accounts receivable, net		1,828		621
Inventories		8,321		7,883
Interest receivable		10		12
Other current assets		5,601		5,335

Total Current Assets		28,846		38,016

Restricted cash		10,432		10,425
Accounts receivable, net of current portion		—		266
Property and equipment, net		5,800		5,772
Intellectual property, net		36,015		37,090
In-process research and development		16,161		15,920
Goodwill		68,984		68,697
Other long term assets		114		63

Total Assets	$	166,352	$	176,249

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$	3,269	$	3,984
Accrued expenses		7,262		8,206
Contingent consideration – current portion		6,250		10,502
Notes payable — current portion, net of debt discount		8,172		7,997

Total Current Liabilities		24,953		30,689
Long Term Liabilities
Contingent consideration – less current portion		12,550		12,298
Notes payable — less current portion, net of debt discount		2,885		4,995
Net deferred tax liabilities		9,697		10,397

Total Liabilities		50,085		58,379
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at March 31, 2017, and December 31, 2016; 123,629,689 and 115,781,030 shares issued at March 31, 2017 and December 31, 2016, respectively; and 123,629,689 and 115,687,351 shares outstanding at March 31, 2017 and December 31, 2016, respectively		123		115
Additional paid-in capital		439,038		426,609
Accumulated deficit		(318,258)		(302,844)
Treasury stock at cost, 0 and 93,679 shares at March 31, 2017 and December 31, 2016, respectively		—		(241)
Accumulated other comprehensive loss		(4,636)		(5,769)

Total Stockholders’ Equity		116,267		117,870

Total Liabilities and Stockholders’ Equity	$	166,352	$	176,249

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Operating Activities
Net loss	$(15,414)	$(12,913)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	532	565
Amortization of intangible assets	1,636	1,817
Amortization of debt discount and debt issuance costs	31	52
Stock-based compensation	2,139	1,428
Deferred tax benefit	(858)	(2,645)
Change in fair value of contingent consideration	1,227	856
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(753)	—
Interest receivable	2	(6)
Inventories	(320)	(1,735)
Other current and long term assets	(251)	(132)
Accounts payable	(759)	(1,391)
Accrued expenses	(1,161)	(765)

Net cash and cash equivalents used in operating activities	(13,949)	(14,869)

Investing Activities
Purchase of property and equipment	(501)	(153)

Net cash and cash equivalents (used in) provided by investing activities	(501)	(153)

Financing Activities
Payment of debt	(1,966)	(1,219)
Proceeds from issuance of common stock, net of issuance costs	5,304	31,391
Taxes paid related to net share settlement of vesting of restricted stock units	—	(130)
Proceeds from exercise of stock options and warrants	—	8

Net cash and cash equivalents provided by financing activities	3,338	30,050

Effect of exchange rate changes on cash and cash equivalents	40	34

Net (decrease) increase in cash, cash equivalents and restricted cash	(11,072)	15,062
Cash, cash equivalents and restricted cash, beginning of period	34,590	38,449

Cash, cash equivalents and restricted cash, end of period	$23,518	$53,511

Supplemental Disclosure for Cash Flow Information
Interest paid	$233	$373
Supplemental Schedule of Noncash Investing Activities
Transfer of inventory to property and equipment	—	$1,823
Issuance of common stock as contingent consideration	$5,227	—

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1-443-213-0501
invest@transenterix.com
or
Media Contact:
(For EU) Conrad Harrington, +44 (0)20 3178 8914
or
(For US) Hannah Dunning, +1-415-618-8750
TransEnterix-SVC@sardverb.com